Exhibit 1

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                CONSENT TO ACTION


                  Pursuant to Article II, Section 6, of the bylaws of The Lincoln National Life Insurance Company ("Lincoln Life"), the undersigned, being all of the members of the Board of Directors of Lincoln Life, consent that the following resolution is adopted:

                Approval of Agreement and Plan of Reorganization
                  for Lincoln National Variable Annuity Fund A

                           WHEREAS, Lincoln National Variable Annuity Fund A
                  ("Fund A") and LVIP Delaware Growth and Income Fund ("LVIP Growth and Income Fund") are each an open-end, diversified management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                           WHEREAS, Fund A is a segregated investment account of
                  The Lincoln National Life Insurance Company (the "Company") established pursuant to Indiana Insurance Law, and the Company is the sponsor of Fund A and the respective individual and group variable annuity contracts offered by Fund A (the "Contracts") which are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

                           WHEREAS, The Board of Managers of Fund A and the
                  Board of Trustees of Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the LVIP Growth and Income Fund (collectively, the "Respective Boards"), including a majority of those Managers and Trustees who are not otherwise "interested persons" (as defined in the 1940 Act) of either Fund A or the Trust, have reviewed the terms of the proposed Reorganization, which include:

                        o Fund A's sale, assignment,  transfer,  conveyance and
                         delivery of all of its assets to the LVIP Growth and Income Fund;
                        o The assumption by the LVIP Growth and Income Fund of
                         the liabilities of Fund A (other than liabilities associated with insurance obligations);
                        o The LVIP Growth and Income Fund's issuance of a
                         certain number of Standard Class shares to Fund A; and
                        o The restructuring of Fund A from a management
                         investment company under the 1940 Act into a unit investment trust under the 1940 Act; and

                           WHEREAS, The Board of Managers of Fund A has
                  determined that it is in the best interests of the contract owners of Fund A to effect the Reorganization and the interests of the contract owners of Fund A will not be diluted as a result of the Reorganization; and

                           WHEREAS, The Board of Trustees of the Trust, on
                  behalf of the LVIP Growth and Income Fund, has determined that it is in the best interests of the LVIP Growth and Income Fund shareholders to effect the Reorganization and the interests of the shareholders of the LVIP Growth and Income Fund will not be diluted as a result of the Reorganization; and

                           WHEREAS, The Respective Boards of Fund A and the
                  Trust have approved the Agreement and Plan of Reorganization ("Agreement"); and

                           WHEREAS, The Board of Directors of the Company has
                  reviewed the terms of the proposed Reorganization and reviewed the Agreement which has been approved by the Respective Boards of Fund A and the Trust, on behalf of the LVIP Growth and Income Fund, and has determined that it is in the best interests of the Company to effect the Reorganization.

                           NOW, THEREFORE, BE IT RESOLVED, That the Board of
                  Directors of the Company hereby approves the Agreement, subject to the approval of this Agreement by the requisite vote of the contract owners of Fund A and subject to the conditions set forth in the Agreement; and

                           RESOLVED FURTHER, That any officer of the Company may
                  prepare, execute and file with the SEC a Registration Statement on Form N-4 under the 1933 Act and the 1940 Act and any other documents as may be necessary or desirable to effectuate the restructuring of Fund A into a unit investment trust under the 1940 Act; and

                           RESOLVED FURTHER, That any officer of the Company is
                  authorized and directed to do or cause to be done any and all such acts and things and to execute and deliver any and all such documents, papers and instruments as the officer may deem necessary or desirable in order to carry into effect the purposes and intent of the foregoing resolutions; and

                           RESOLVED FURTHER, That any and all actions taken by
                  the officers of the Company in accordance with this resolution prior to its effective date are ratified and confirmed in all respects.

                  This consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same consent.




 /s/ Frederick J. Crawford                      /s/ Dennis R. Glass
Frederick J. Crawford                           Dennis R. Glass


/s/ Mark E. Konen                               /s/ See Yeng Quek
Mark E. Konen                                  See Yeng Quek


/s/ Keith J. Ryan
Keith J. Ryan


Dated: